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                      RESOLUTIONS OF THE BOARD OF DIRECTORS

                  CONCERNING ADOPTION OF A PROFIT SHARING PLAN

WHEREAS, Rand Capital Corporation ("Rand") is applying to the U.S. Small Business Administration (the "SBA") to license a wholly owned subsidiary, Rand Capital SBIC, L.P. ("Rand SBIC"), as a small business investment company under the Small Business Investment Act of 1958, as amended (the "SBIC Act"); and

WHEREAS, Rand desires to provide appropriate compensation and incentive to its officers for managing Rand SBIC so as to meet the requirements for incentive compensation of principals as determined by the SBA in connection with the licensing of Rand SBIC as a small business investment company; and

WHEREAS, Rand is regulated under the Investment Company Act of 1940, as amended (the "1940 Act") as a business development company within the meaning of Section 2(a)(48) of the 1940 Act; and

WHEREAS, Rand must adopt a revenue sharing plan that meets the requirements of
Section 57(n) of the 1940 Act in order to provide the incentive compensation required for the licensing of Rand SBIC under the SBA Act;

NOW, THEREFORE, BE IT

RESOLVED, that the following profit sharing plan (the "Plan") is hereby adopted and approved for Rand:

1. As an incentive to the two persons who serve as managers of the general partner of Rand SBIC during the term of the Plan (the "Participants"), Rand shall accrue for each Participant for each fiscal year of Rand SBIC in which the Participant serves during the term of the Plan, an amount (the "Accrual Amount") equal to the that Participant's Designated Percentage (as hereinafter defined) of the net realized capital gains of Rand SBIC, computed net of all realized capital losses and unrealized depreciation of Rand SBIC, for that fiscal year of Rand SBIC.

2. The term of the Plan shall commence on the date the License Application for Rand SBIC to be a small business investment company is accepted by the SBA (the "Commencement Date") (February 1, 2002), and it shall continue until the later of (a) the end of the tenth fiscal year of Rand




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     SBIC following the year in which it is commenced, or (b) the date of dissolution of Rand SBIC.

3. The initial Participants and their Designated Percentages shall be as follows:
     Allen Grum -- 6% ]
     Daniel Penberthy -- 4%

4. The amount paid to the account of each Participant shall be vested according to the following schedule: 20% on and after the Commencement Date; 40% on and after the first anniversary of the Commencement Date; 60% on and after the second anniversary of the Commencement Date; 80% on and after the third anniversary of the Commencement Date; and, 100% on and after the fourth anniversary of the Commencement Date.

5. The Accrual Amounts for each fiscal year shall be as computed by Rand's auditors based on the amounts used in Rand's audited financial statements, and a copy of the computations shall be delivered to Rand's Board of Directors and to each Participant, and a copy shall be maintained in Rand's corporate records. The determination of the Accrual Amounts and the delivery of the computations shall be made as soon as practicable after the end of each fiscal year, but in any event not later than 90 days after the end of each fiscal year.

6. Rand's Board of Directors shall review the computations of the Accrual Amounts and, unless they shall raise a specific objection to the computations presented, they shall direct that the vested portion of any Accrual Amounts then held for each Participant shall be paid to the Participants. The Board of Directors shall, as soon as practicable, but in any event within 90 days after the receipt of the computation of Accrued Amounts each year, either cause all vested and Accrued Amounts to be paid to the Participants or deliver a written statement of its specific objections to the computations to the Participants.

7. If the service of a Participant as a manager of the general partner of Rand SBIC is terminated during the period of the Plan, a pro rated portion of the Accrual Amount for that fiscal year, based on the portion of the fiscal year during which the Participant served, shall be allocated for the terminated Participant, except that if the Participant is terminated for cause as determined by the Board of Directors of Rand, no Accrual Amount shall be allocated for the Participant on account of the fiscal year in which the Participant is terminated.

8. Accrual Amounts will be held by Rand without interest or deduction. All Accrual Amounts that have not become vested at the time a Participant is terminated as an executive officer of the general partner of Rand SBIC shall be and remain the property of Rand.

9. The adoption and approval of the Plan, the resolution of any disputes under the Plan, and any amendment to the Plan shall be made by a the affirmative vote of a "required majority" of the directors of Rand, which shall mean both a majority of the directors of Rand who have no financial interest under the Plan and a majority of the directors of Rand who are not "interested persons" of Rand within the meaning of Section 2(a)(19) under the 1940 Act.





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10.  Any provision of the Plan to the contrary notwithstanding, the aggregate amount of benefits which may be paid or accrued under the Plan during any fiscal year of Rand shall not exceed 20% of Rand's net income after taxes for that fiscal year, or otherwise exceed the limits of Section 57(n)(1)(A)(ii) or any successor provision of the 1940 Act respecting limitations on the amount of benefits paid by business development companies under profit sharing plans. During the term of the Plan, Rand shall not have outstanding any stock option, warrant or right issued as part of an executive compensation plan, including a plan pursuant to
     Section 61(a)(3)(B) of the 1940 Act, or have an investment adviser registered or required to be registered under the 1940 Act, or otherwise fail to comply with the limits of Section 57(n)(2) of the 1940 Act or any successor provision of the 1940 Act respecting limitations on the kinds of benefits that may be paid by business development companies.

AND BE IT FURTHER;

RESOLVED, that in approving these resolutions, a required majority of Rand's Board of Directors has specifically determined that the Plan is reasonable and fair to the shareholders of Rand, does not involve overreaching of Rand or its shareholders on the part of any person concerned, and is consistent with the interests of the shareholders of Rand.